UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007

CLINICAL DATA, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12716	04-2573920
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

One Gateway Center, Suite 702, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 527-9933

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

On February 26, 2007, certain affiliates of Randal J. Kirk, Chairman of the Board of Directors of Clinical Data, Inc. (the “Company”), exercised warrants to purchase an aggregate of 190,505 shares of the Company’s common stock at a purchase price of $19.45 per share. The warrants were issued in a private placement of common stock and warrants in June 2006, and became exercisable on December 13, 2006. As a result of the exercise of the warrants, the Company received net cash proceeds of approximately $3.705 million.

The Company claims an exemption from the registration requirements of the Act for the issuance of common stock underlying the warrants pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the Company and their investment, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.

A press release dated February 28, 2007 announcing the exercise of the warrants and the issuance of the Company’s common stock is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

99.1.	Press Release dated February 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clinical Data, Inc.

By:	/s/ Caesar J. Belbel

Caesar J. Belbel
Executive Vice President, Chief Legal Officer and Secretary

DATE: March 2, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 28, 2007.